Exhibit 99.1

Dragon International Group Reports Record Financial Results for 2008 Fiscal Year

•	Revenues exceed $44 million for fiscal year 2008, up 190% from fiscal year 2007;
•	Net income reaches $703,000, up from a loss of ($802,000) in fiscal year 2007
•	Earnings of $0.01 per basic share for fiscal year 2008, up from a loss of ($0.01) per basic share for fiscal year 2007

NINGBO, CHINA--(MARKET WIRE)--October 2, 2008 -- Dragon International Group Corp. (the “Company”) (OTC BB:DRGG.OB), one of China’s manufacturers and distributors of specialty paper products and packaging materials, announced today the Company’s financial results for the fiscal year 2008 ended June 30, 2008.

Financial Highlights:

Revenues for the fiscal year ended June 30, 2008 were approximately $44.49 million, an increase of 190% as compared to revenues of approximately $15.34 million for fiscal 2007. Net income for fiscal 2008 increased to approximately $703,000 or $0.01 per basic share as compared to loss of ($802,019) or ($0.01) per basic share for fiscal 2007.Total assets for the fiscal year ended June 30, 2008 were approximately $26.29 million, an increase of 24% as compared to total assets of approximately $21.23 million for fiscal 2007. Total shareholders’ equity for fiscal 2008 was approximately $11.30 million, an increase of 37% as compared to approximately $8.22 million in fiscal 2007.

The strong increase in operational performance was largely attributable to the acquisition of Wellton International Fiber Corp. on June 29, 2007. Our net income of approximately $703,000 was affected by several items including a favorable revision of approximately $1.4 million related to a tax accrual previously recognized in connection with our acquisition of Wellton. This was largely offset by a bad debt expense of approximately $1.2 million and a $325,000 charge related to impairment of intangible assets. The Company’s net income was also reduced by an interest expense of approximately $350,000 attributable to its January 2007 financing.

Mr. David Wu, CEO and Chairman of Dragon International Group, stated, “Dragon posted strong sales growth for the fiscal year of 2008 and we did so on a profitable basis. We are pleased with our performance and are confident we can build on our results into 2009. Our acquisition of Wellton allowed us to grow our operations in the steady pulp and paper market in China as we continue to increase our efforts in the development of our pharmaceutical packaging division. We have recently entered the India and Pakistan pharmaceutical packaging markets and we are very pleased with our positioning as we enter fiscal 2009. We are committed to grow our business, improve financial performance and work diligently to increase our shareholder value.”

About Dragon International Group Corporation

Dragon International Group Corp. is one of China’s manufacturers and distributors of specialty paper products and packaging materials. DRGG has a distribution network covering east and central China. The Company and its subsidiaries have cultivated strategic relationships with several of the world’s largest and most well-known manufacturers of paper and specialty packaging products. Dragon’s Wellton International Fiber Corp subsidiary operates as an agent of pulp and related paper products, primarily acting as an agent and supplier for two categories of goods: paper pulp and waste paper. Wellton customers are manufacturers of paper and related products. The majority of Wellton’s customers purchase both products using the services of Wellton. Paper pulp and waste paper are raw materials used to manufacture paper related products such as packaging products, office paper and other paper related products. For more information, please visit http://www.drgg.us

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our confidence that we can build on our results in 2009 and our commitment to grow our business, improve financial performance and work diligently to increase our shareholder value. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our ability to grow our business in general and more specifically our ability to continue to increase the results of our operations of Wellton, our ability to increase our efforts in the development of our pharmaceutical packaging division and our ability to maintain our positioning in the pharmaceutical packaging market in India and Pakistan.

We caution that the forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2008.

Contact:

Gary Liu

954.363.7333 ext. 318

Email: info@drgg.net